As filed with the Securities and Exchange Commission on June 8, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

Applied Optoelectronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0533927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13139 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Applied Optoelectronics, Inc. 2026 Equity Incentive Plan
(Full title of the plan)

Stefan J. Murry Chief Financial Officer Applied Optoelectronics, Inc. 13139 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Kuo General Counsel Applied Optoelectronics, Inc. 13139 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Applied Optoelectronics, Inc., a Delaware corporation (the “Company” or “Registrant”), to register an aggregate of 2,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”), to be issued under the Applied Optoelectronics, Inc. 2026 Equity Incentive Plan (the “2026 Plan”). On June 4, 2026, the stockholders of the Company approved the 2026 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants under the 2026 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not required to be, and are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025 filed with the Commission on February 26, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2026 filed with the Commission on May 7, 2026;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 19, 2026, February 26, 2026, February 27, 2026, March 5, 2026, March 12, 2026, April 13, 2026, May 8, 2026, May 13, 2026, May 14, 2026 and June 5, 2026;

(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 24, 2026, as supplemented by the additional definitive proxy solicitation materials filed with the Commission on May 8, 2026; and

(e)	The description of the Registrant’s Common Stock set forth in Exhibit 4.6 of the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025 filed with the Commission on February 26, 2026, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof furnished by the Registrant, including, but not limited to, information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities hereby offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the state of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (e) of Section 145 authorizes a corporation to pay expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL has been amended to also permit a corporation's certificate of incorporation to eliminate or limit the personal liability of certain officers of the corporation for monetary damages for breach of fiduciary duty as an officer, except for liability for any breach of the duty of loyalty, any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, any transaction from which the officer derived an improper personal benefit, or in any action brought by or in the right of the corporation. The Registrant's restated certificate of incorporation does not currently include a provision eliminating or limiting officer liability.

Provisions in the Registrant’s restated certificate of incorporation and amended and restated bylaws, as amended, limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Accordingly, a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•      any breach of the director's duty of loyalty to the Registrant or the Registrant’s stockholders;

•      any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•      any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions under Section 174 of the DGCL; or

•      any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of the liability limitation provisions of the restated certificate of incorporation shall not adversely affect any right or protection existing at the time of such amendment with respect to acts or omissions occurring before such amendment.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

•      the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors, certain non-officer employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•      the Registrant shall advance all expenses, including attorneys' fees and other costs customarily incurred in connection with a proceeding, to its directors within 30 days after receipt of a written request and may advance expenses, in the discretion of the Registrant’s board of directors, to its officers and certain non-officer employees, in connection with any proceedings (including any civil, criminal, administrative, investigative, arbitrative or other proceeding) relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. These agreements provide that the Registrant will indemnify each of its directors and certain of its executive officers to the fullest extent permitted by Delaware law.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2025).
4.2	Amended and Restated Bylaws, as currently in effect (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2013).
4.3	Amendment No. 1 to the Amended and Restated Bylaws, as currently in effect (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2025).
4.4	Common Stock Specimen (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 14, 2016 (File No. 001-36083)).
5.1*	Opinion of Norton Rose Fulbright US LLP.
23.1*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).
23.2*	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1*	Powers of Attorney (included on the signature page hereto).
99.1	Applied Optoelectronics, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on June 5, 2026).
107*	Filing Fee Table.

 *Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas on June 9, 2026.

APPLIED OPTOELECTRONICS, INC.

By:	/S/ CHIH-HSIANG (THOMPSON) LIN
CHIH-HSIANG (THOMPSON) LIN
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chih-Hsiang (Thompson) Lin and Dr. Stefan J. Murry, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date

/s/ Chih-Hsiang (Thompson) Lin	June 9, 2026
Chih-Hsiang (Thompson) Lin
President, Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

/s/ STEFAN J. MURRY	June 9, 2026
Stefan J. Murry
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ William H. Yeh	June 9, 2026
William H. Yeh
Director

/s/ Richard B. Black	June 9, 2026
Richard B. Black
Director

/s/ Che-Wei Lin	June 9, 2026
Che-Wei Lin
Director

/s/ Min-Chu (Mike) Chen	June 9, 2026
Min-Chu (Mike) Chen
Director

/s/ Cynthia (Cindy) DeLaney	June 9, 2026
Cynthia (Cindy) DeLaney
Director

/s/ Robert (Bob) Flanagan	June 9, 2026
Robert (Bob) Flanagan
Director